EXHIBIT 99.2

[Logo Appears Here]	2621 West 15th Place Chicago, IL 60608
For additional information:
NEWS RELEASE	Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF

CONVERTIBLE SENIOR NOTES DUE 2024

Chicago, IL, November 4, 2004 — Ryerson Tull, Inc. (NYSE: RT) today announced that it intends to privately offer, subject to market conditions and other factors, $125 million aggregate principal amount of convertible senior notes due 2024. The Company intends to grant to the initial purchasers an option to purchase an additional $25 million aggregate principal amount of the notes within 30 days after the offering.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Company intends to use the net proceeds to repay borrowings under its revolving credit facility.

The notes, which will pay interest semi-annually, will be convertible into shares of the Company’s common stock upon specified events, at a conversion rate to be determined at the time of pricing. Upon conversion, the Company will deliver cash equal to the lesser of the aggregate principal amount of the notes being converted and the Company’s total conversion obligation, and common stock in respect of the remainder. The notes will be guaranteed by one of the Company’s subsidiaries, Ryerson Tull Procurement Corporation, on a senior unsecured basis.

These notes, the subsidiary guarantee and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks:    This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “Is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry and company performance, and investor marketplace. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast.